Exhibit 10.10.3
September 17, 2007
George Chamoun
35 Prince of Wales
Williamsville, NY 14221
Dear George:
Effective September 14, 2007, your 2007 target bonus will be equal to 50% of your base salary. The bonus (if any) will be awarded based on objective and subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of such payment. The determinations of the Company’s CEO and Board of Directors with respect to your bonus will be final and binding.
We are proud to have you working with us and look forward to your continuing contributions!
Best Regards,
/s/ Julia Culkin
Julia Culkin
Director of Human Resources
Acknowledged and accepted:

/s/ George Chamoun

Signature

George Chamoun

Date:	9/20/07